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EXHIBIT 2.3.1









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                              REDEMPTION AGREEMENT


         QUINTEL COMMUNICATIONS, INC., a Delaware corporation with its principal offices at One Blue Hill Plaza, Fifth Floor, P.O. Box 1665, Pearl River, NY 10965 (the "COMPANY"), and DEFER LIMITED PARTNERSHIP, a Nevada limited partnership with its address at P.O. Box 50401, Henderson, Nevada 89016 (the "SELLER"), and STEVEN L. FEDER, an individual with his address at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33404 ( "FEDER"), hereby agree as follows:

1.       SALE AND PURCHASE OF SHARES.

         a. Subject to the approval by the Company's Board of Directors of this Agreement, the Company agrees to purchase from the Seller, on the terms and conditions set forth in this Redemption Agreement (the "AGREEMENT"), 700,000 shares (the "SHARES") of the Company's common stock, par value $.001 per share, (the "COMMON STOCK") held of record by the Seller. It is expressly acknowledged by the Seller and Feder that the Company's Board of Directors may give or withhold its approval, or condition its approval upon such conditions in addition to those expressed in this Agreement as the Board may in its absolute and unfettered discretion determine, and without regard to any other agreements or understandings, written or oral, between or among the parties, and that by causing this Agreement to be executed, neither the Company nor the officer executing this Agreement on its behalf, or any other officer or director of the Company, is making has made or is authorized to make any agreement or undertake any obligation to consummate the transactions described in this Agreement or in any other agreement between the parties absent such approval by the Company's Board of Directors.

         b. On the Closing Date (defined below), the Seller shall deliver the Shares to the Company duly endorsed or with stock powers duly executed in form for transfer with all applicable tax or revenue stamps affixed or paid for, in consideration of, and against payment by, the Company of Nine Hundred Forty-Five Thousand ($945,000) Dollars, by wire transfer to an account designated by the Seller.

         c. The closing of the sale and purchase of the Shares shall take place on the date (the "CLOSING DATE") which is five (5) business days after the satisfaction of the conditions set forth in Section 4 below, at such time and place as shall be mutually agreed.




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2.       CERTAIN REPRESENTATIONS OF THE SELLER.

         The Seller and Feder hereby jointly and severally represents and warrants to the Company, its officers and directors, the following:

         a. The Seller is the sole beneficial owner of the Shares, free and clear of all liens, pledges, liabilities, claims and encumbrances (except for the obligations of Seller under the lock-up agreement referred to in Section 3 of this Agreement).

         b. The Seller and Feder have each read carefully and understand this Agreement and has consulted their own attorneys, accountants and tax and financial advisors with respect to the transaction contemplated hereby.

         c. The Company has made available to the Seller, Feder and their counsel, or their designated representatives, during the course of this transaction and prior to the sale of any of the securities referred to herein, the opportunity to ask questions of and receive answers from the officers and directors of the Company concerning the terms and conditions of the sale or otherwise relating to the financial data and business of the Company, to the extent that the Company or its officers and directors possess such information or can acquire it without unreasonable effort or expense. Feder also acknowledges that he was a director of the Company from September 10, 1996 until January 15, 1999 and had access to extensive information concerning the Company and its business, operations, financial condition, plans, prospects and affairs.

         d. Seller and Feder acknowledge that they are each aware that the Company is seeking to further develop its current lines of business involving telecommunications sales and services, including internet telephony, and to expand into new lines of business, including but not limited to the marketing and sale on the internet of telecommunications and other products and services (including "on-line" securities trading and investment banking). Seller and Feder acknowledge that this Agreement is entered into by the Company without the Company having made any representation or warranty, express or implied, with respect to any matter or thing whatsoever. Seller and Feder each hereby waives any claim and releases the Company and its officers, directors, employees and agents from any claim that it or he or any person controlled by, controlling or under common control with either of them (an "Affiliate") has, may have or could have against the Company or any of its officers, directors, employees or agents regarding the amount or nature of the consideration paid by the Company for the Shares and any other consideration delivered by the Company to Seller or Feder or any of their Affiliates in connection with this Agreement or any other agreements, including, but not limited to, any claim based upon or arising out of any allegation that the Company failed to inform Seller or Feder about, failed to provide Seller or Feder with accurate or complete information regarding, or



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                  provided Seller or Feder with misleading information
                  concerning the Company's business and affairs, financial condition, prospects, plans, work in process, opportunities or any other matter or thing concerning the Company.

         e. The Seller and Feder each has such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of the sale of the Shares.

3.       TERMINATION OF LOCK-UP AGREEMENT.

         Effective with the Closing, the Company agrees that the provisions of Sections 3.2, 3.3 and 3.4 of that certain Agreement among the Company, Calling Card Co., Inc. and Psychic Readers Network, Inc., dated as of January 17, 1996, providing, among other things, for Quintel's acquisition from Psychic Readers Network, Inc. of its interest in New Lauderdale, L.C., shall be deemed terminated in their entirety and shall have no further force and effect.

4.       CONDITIONS TO CLOSING.

         a. It shall be a condition to the Company's obligation to close the purchase of the Shares from the Seller that each of the following conditions shall have first been satisfied, any one or more of which may be waived by the Company in its discretion:

                  i. the Company's Board of Directors shall have approved the purchase of the Shares and this Agreement;

                  ii. no action or proceedings shall have been instituted or, to the knowledge, information and belief of the Company, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated by this Agreement and an authorized officer of the Company shall have delivered to the Seller a certificate, dated the Closing Date, to such effect;

                  iii. the representations made by the Seller in this Agreement shall be true and correct in all material respects as of the date hereof and the Closing Date, and Seller shall deliver to the Company at the Closing a certificate, dated the Closing Date, to such effect.

         b. It shall be a condition to the Seller's obligation to close the sale of the Shares to the Company that each of the following conditions shall have first been satisfied, any one or more of which may be waived by the Seller in his discretion:

                  i. the Company's Board of Directors shall have approved the purchase of the Shares and the consummation of this Agreement;



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                  ii.      no action or proceedings shall have been instituted
                           or, to the knowledge, information and belief of Seller, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated by this Agreement, and the Seller shall have delivered to the Company at the closing a certificate, dated the Closing Date, to such effect.

5.       NO ASSIGNMENT.

         This Agreement is not transferable or assignable by the Seller.

6.       GENERAL.

         a. This Agreement shall be binding upon the Seller and the Company and their respective representatives, successors, and permitted assigns.

         b. This Agreement shall be governed by and construed in accordance with the law of New York, including its choice of law rules. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address provided for the giving of notices under Section 6(e) below, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.

         c. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         d. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         e. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier




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                  service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, if to the Company, at Quintel Communications, Inc., One Blue Hill Plaza, Pearl
                  River, NY 10956, attn: Jeffrey Schwartz (fax: 914-620-1885), and if to the Seller, c/o Steven L. Feder, 2455 East Sunrise Boulevard, Ft. Lauderdale, Florida (fax: 954-563-5464), or at such other address as each such party furnishes by notice given in accordance with this Section 6(e).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of
the   day of May, 1999.

QUINTEL COMMUNICATIONS, INC.


By:        /s/ Jeffrey L. Schwartz
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    Name: Jeffrey L. Schwartz
    Title: Chairman and CEO


DEFER LIMITED PARTNERSHIP

By:      DEFER, INC. its general partner


By:         /s/ Steven L. Feder
    --------------------------------------
    Name: Steven L. Feder
    Title:   President


            /s/ Steven L. Feder
------------------------------------------
       Steven L. Feder, individually





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